December 30, 2004

VIA SEDAR

To: All Applicable Securities Commissions & Exchanges

Dear Sirs:

Re: Western Wind Energy Corporation

Financial Statements for the period ended October 31, 2004

MD&A for the period ended October 31, 2004

We wish to confirm that on today's date, December 30, 2004, copies of the Company's Financial Statements and MD&A for the period ended October 31, 2004, were forwarded by prepaid first class mail, to all shareholders listed on the Company's Supplemental List of Shareholders.

Yours truly,

WESTERN WIND ENERGY CORPORATION

Per: "Jeffrey J. Ciachurski"

JEFFREY CIACHURSKI, President